ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on June 30, 2008, by and between New Motion, Inc., a Delaware corporation (“New Motion”), Ringtone.com, LLC, a Minnesota limited liability company (“Ringtone.com”), and, solely with respect to Sections 7(a), 7(c), 7(d), 8, 9(g) and 9(i), W3i Holdings, LLC, a Minnesota limited liability company, the only member of Ringtone.com (“W3i”). New Motion and Ringtone.com are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which New Motion will purchase substantially all of the assets except cash (and assume certain of the liabilities) of Ringtone.com in return for cash and a convertible note.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1. BASIC TRANSACTION.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, New Motion agrees to purchase from Ringtone.com, and Ringtone.com agrees to sell, transfer, convey, and deliver to New Motion, all of the Acquired Assets at the Closing, including all Accounts Receivable as of June 1, 2008, for the consideration specified below in this Section 1.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, New Motion agrees to assume and become responsible for all Assumed Liabilities at the Closing, including all Accounts Payable as of June 1, 2008. New Motion will not assume or have any responsibility, however, with respect to any other Liability of Ringtone.com not included within the definition of Assumed Liabilities.

(c) Purchase Price. New Motion agrees to pay to Ringtone.com at the Closing Eight Million Dollars ($8,000,000) (the “Purchase Price”). At the Closing, New Motion will deliver (i) a signed promissory note (the “New Motion Note”) in the form of Exhibit 2(c) attached hereto in the aggregate principal amount of $1,750,000.00 and (ii) cash for the balance of the Purchase Price payable by wire transfer. For the avoidance of doubt, the parties intend the New Motion note be treated as a deferred payment under Code Section 453.

(d) Accounts Receivable/Accounts Payable True-up.

(i) Included within the Acquired Assets are all Accounts Receivable and included within the Assumed Liabilities are all Accounts Payable. The Parties have agreed that Purchase Price is based on an estimated Net Working Capital amount of $1,500,000 calculated as of June 1, 2008. To the extent estimated Net Working Capital, as of June 1, 2008, as set forth on Schedule 1(d), is in excess of $1,500,000, New Motion shall pay at the Closing such excess to Ringtone.com and to the extent estimated Net Working Capital, as calculated below, is less than $1,500,000, Ringtone.com shall pay at the Closing such shortfall to New Motion.

(ii) On September 30, 2008, or if later, when New Motion collects all disclosed Accounts Receivable, New Motion shall deliver to Ringtone.com a statement which sets forth a calculation of actual Net Working Capital, as of June 1, 2008, which reflects any True-up Payments (as defined below).

(iii) To the extent actual Net Working Capital is in excess of the estimated Net Working Capital set forth on Schedule 1(d), New Motion shall pay such excess to Ringtone.com and to the extent actual Net Working Capital, is less than the estimated Net Working Capital, Ringtone.com shall pay such shortfall to New Motion. In addition, Ringtone.com shall remit to New Motion any amounts it collects with respect to the acquired Accounts Receivable (or other Acquired Assets) and New Motion shall reimburse Ringtone.com for any amounts Ringtone.com pays with respect to the assumed Accounts Payable (or other Assumed Liabilities). The payments required by this Section 1(d)(iii) are hereinafter referred to as the “True-up Payments” which may be offset against each other.

(iv) New Motion shall provide Ringtone.com with copies of or access to all work papers and supporting documentation relating to the preparation of the calculation of actual Net Working Capital and the True-up Payments as may be reasonably requested by Ringtone.com, including reasonable access to all of New Motion’s accounting records and personnel, including without limitation, all accounts receivable, cash receipts, collection records, cash disbursements and accounts payable records for the purpose of determining the accuracy of New Motion’s calculation of Net Working Capital.

(v) On or prior to the thirtieth (30th) day following New Motion’s delivery to Ringtone.com of the calculation of actual Net Working Capital and the True-up Payments, Ringtone.com may deliver to New Motion a written notice stating Ringtone.com’s objections (an “Objection Notice”) to the calculation of actual Net Working Capital and the True-up Payments, which shall specify in reasonable detail the dollar amount of any objection and the basis therefore and Ringtone.com’s calculation and determination of actual Working Capital and the True up Payments. If Ringtone.com does not give New Motion an Objection Notice within such 30-day period, then the calculation of actual Net Working Capital provided by New Motion and the True-up Payments will be conclusive and binding upon the Parties.

(vi) In the event that New Motion and Ringtone.com fail to agree on the actual Net Working Capital and True-up Payments within thirty (30) days after New Motion receives the Objection Notice (the “Agreement Period”), (i) New Motion and Ringtone will retain a mutually agreeable firm of certified public accountants (the “Independent Auditors”) to make the final determination of the actual Net Working Capital in accordance with the terms of this Agreement within the 30-day period immediately following the Agreement Period, and (ii) New Motion and Ringtone.com each shall provide the Independent Auditors with their respective determinations of the actual Net Working Capital. The Independent Auditors shall consider only those items and amounts in New Motion’s and Ringtone.com’s respective determinations of the actual Net Working Capital as of the Closing Date that are identified as being items and amounts to which New Motion and Ringtone.com have been unable to agree. The Independent Auditors’ determination of the actual Net Working Capital and the True-up Payments shall be based solely on written materials submitted by New Motion and Ringtone.com. The determination of the Independent Auditors shall be conclusive and binding upon the Parties for all purposes hereunder. The fees, costs and expenses of the Independent Auditors shall be allocated to New Motion and/or Ringtone.com based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Auditors. By way of illustration, if New Motion claims before the Independent Auditors that the determination of actual Net Working Capital is $1,000,000, and Ringtone.com claim before the Independent Auditors that the determination of actual Net Working Capital is $1,500,000, and if the Independent Auditors ultimately resolve the dispute by awarding New Motion $300,000 of the $500,000 difference, then the costs and expenses of the Independent Auditors will be allocated 60% (i.e., 300,000 ÷ 500,000) to Ringtone.com and 40% (i.e., 200,000 ÷ 500,000) to New Motion.

(vii) Adjustment Payment. Any True-up Payments required to be made under this Section 1(d) shall be made by wire transfer or delivery of other immediately available funds to an account designated in writing by the receiving party within ten (10) days after the determination of the actual Net Working Capital and the True-Up Payments.

(e) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stubbs, Alderton & Markiles, LLP, in Sherman Oaks, California commencing at 12:00 p.m. local time on June 30, 2008 or such other date as the Parties may mutually determine (the “Closing Date”).

(f) Deliveries at Closing. At the Closing, (i) Ringtone.com will deliver to New Motion the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) New Motion will deliver to Ringtone.com the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) Ringtone.com will execute, acknowledge (if appropriate), and deliver to New Motion (A) assignments (including Intellectual Property transfer documents) in the forms attached hereto, and (B) such other instruments of sale, transfer, conveyance, and assignment as New Motion and its counsel may reasonably request; (iv) New Motion will execute, acknowledge (if appropriate), and deliver to Ringtone.com (A) assumptions in the form attached hereto and (B) such other instruments of sale, transfer, conveyance, and assumption as Ringtone.com and its counsel may reasonably request; and (v) New Motion will deliver to Ringtone.com the consideration specified in Section 1(c) above.

(g) Allocation. Within 60 days after the Closing Date, New Motion shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). New Motion shall deliver such allocation to Ringtone.com, and Ringtone.com shall have the opportunity to review and comment on the proposed allocation. If Ringtone.com concurs with the proposed allocation, in writing, it shall be the final allocation. If Ringtone.com differs with the proposed allocation, the parties shall negotiate in good faith to arrive at a mutually agreeable allocation. If the parties agree on a final allocation, then they shall document their agreement in writing and New Motion, Ringtone.com, and their respective Affiliates shall file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) consistent with the agreed upon allocation. Ringtone.com shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as New Motion may reasonably request to prepare such allocation. Neither New Motion nor Ringtone.com shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law. Notwithstanding the foregoing, New Motion shall have the sole and absolute discretion to determine the allocation of Purchase Price (and all other capitalized costs) among the Acquired Assets for purposes of, and that will be used in, its filings with the Securities and Exchange Commission.

SECTION 2. RINGTONE.COM’S WARRANTIES. Ringtone.com represents and warrants to New Motion that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2) unless another date is specified, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.

(a) Organization of Ringtone.com. Ringtone.com is a limited liability company duly formed, validly existing, and in good standing under the laws of the state of Minnesota.

(b) Authorization of Transaction. Ringtone.com has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Governors of Ringtone.com has duly authorized the execution, delivery, and performance of this Agreement by Ringtone.com. This Agreement constitutes the valid and legally binding obligation of Ringtone.com, enforceable in accordance with its terms and conditions.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Ringtone.com is subject or any provision of the certificate of formation or operating agreement of Ringtone.com or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Ringtone.com is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Ringtone.com does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

(d) Brokers’ Fees. Ringtone.com has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which New Motion could become liable or obligated.

(e) Title to Assets. Ringtone.com has good and transferable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer.

(f) No Subsidiaries. Ringtone.com does not have any Subsidiaries.

(g) Financial Statements. The Disclosure Schedule includes the following financial statements (collectively the “Financial Statements”) for Ringtone.com: (i) unaudited balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal years ended December 31, 2006, and December 31, 2007 (the “Most Recent Fiscal Year End; and (ii) unaudited statements of income, balance sheets, changes in members’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the five months ended May 31, 2008 (the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly in all material respects the financial condition of Ringtone.com as of such dates and the results of operations of Ringtone.com for such periods, provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and New Motion understands Ringtone.com is a related entity and certain costs have been allocated from Affiliates.

(h) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i) Ringtone.com has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii) Ringtone.com has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000.00 or outside the Ordinary Course of Business;

(iii) No party (including Ringtone.com) has accelerated, terminated, modified, cancelled any agreement, contract, lease or license (or series of related agreements, contract, leases, and licenses) involving more than $10,000 to which Ringtone.com is a party or by which it is bound outside the Ordinary Course of Business.

(iv) Ringtone.com has not imposed or permitted to exist any Lien, except Permitted Liens, upon any of its assets, tangible or intangible;

(v) Ringtone.com has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, other than an Affiliate, (or series of related capital investments, loans, and acquisitions) either involving more than $10,000.00 or outside the Ordinary Course of Business. This excludes any Affiliate transactions;

(vi) Ringtone.com has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000.00 singly or $100,000.00 in the aggregate that has not been waived;

(vii) Ringtone.com has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(viii) Ringtone.com has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000.00 or outside the Ordinary Course of Business;

(ix) Ringtone.com has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(x) Ringtone.com has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the Acquired Assets;

(xi) Ringtone.com has not paid any amount to any third party with respect to any Liability (including any costs and expenses Ringtone.com has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing;

(xii) Ringtone.com has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(xiii) Ringtone.com has not made any loans or advances of money, except for Affiliate transactions; and

(xiv) Ringtone.com has not committed to any of the foregoing.

(i) Undisclosed Liabilities. Ringtone.com does not have any material Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance. To the Knowledge of the governors, managers and officers Ringtone.com has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure to so comply.

(k) Tax Matters.

(i) Ringtone.com has timely filed all Tax Returns that it was required to file. To the Knowledge of the governors, managers and officers of Ringtone.com all such Tax Returns were substantially correct, complete and in compliance with all applicable laws and regulations. To the Knowledge of the governors, managers and officers of Ringtone.com all Taxes owed by Ringtone.com have been paid. No claim has ever been made by an authority in any jurisdiction where Ringtone.com does not file Tax Returns that Ringtone.com is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Ringtone.com that arose in connection with any failure (or alleged failure) to pay any Taxes.

(ii) To the Knowledge of the governors, managers and officers Ringtone.com has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii) There is no dispute or claim concerning any Tax Liability of Ringtone.com either (A) claimed or raised by any authority in writing or (B) as to which any of Ringtone.com governors, managers, or officers (and employees responsible for Tax matters) has Knowledge based upon personal contact with any agent of such authority. Ringtone.com has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G. Ringtone.com is not a party to any Tax allocation or sharing agreement.

(l) Real Property.

(i) Ringtone.com does not own or lease any real property.

(m) Intellectual Property.

(i) Ringtone.com owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the substantive operation of the business of Ringtone.com as presently conducted. To the Knowledge of the governors, managers, and officers of Ringtone.com, all material Intellectual Property owned or used by Ringtone.com immediately prior to the Closing will be owned or available for use by New Motion on identical terms and conditions immediately subsequent to the Closing hereunder. Ringtone.com has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses and will continue to maintain and protect all of the Intellectual Property that it owns or uses prior to Closing so as not to materially adversely affect the validity or enforceability thereof.

(ii) To the Knowledge of the governors, managers, and officers of Ringtone.com, Ringtone.com has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights or privacy rights of third parties, there are no facts that indicate a likelihood of any of the foregoing, and no governor, manager or officer of Ringtone.com has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Ringtone.com must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any governor, manager or officer of Ringtone.com, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Ringtone.com.

(iii) Ringtone.com does not own any patent and has no patent applications pending. The Disclosure Schedule identifies each registration that has been issued to Ringtone.com with respect to any of its Intellectual Property, identifies each pending application for registration that Ringtone.com has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Ringtone.com has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Ringtone.com has delivered to New Motion correct and complete copies of all such registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to New Motion correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by Ringtone.com in connection with its business. With respect to each item of Intellectual Property identified in the Disclosure Schedule pursuant to this Section:

(A) Ringtone.com owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the governors, managers and officers of Ringtone.com, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) Ringtone.com has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Ringtone.com, including without limitation, a failure by Ringtone.com to pay any required maintenance fees).

(iv) The Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Ringtone.com uses pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule pursuant to this Section:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) to the Knowledge of the governors, managers, and officers of Ringtone.com, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby. Except as set forth on the Disclosure Schedules, no consent of any third party is required in connection with the transfer, assignment and conveyance of such license, sublicense, agreement or permission as a result of the transactions contemplated by this Agreement;

(C) to the Knowledge of the governors, managers, and officers of Ringtone.com, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) to the Knowledge of the governors, managers, and officers of Ringtone.com, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any governor, manager or officer of Ringtone.com, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(H) Ringtone.com has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(n) Tangible Assets. Ringtone.com leases all equipment, and other tangible assets necessary for the conduct of its business as presently conducted.

(o) Contracts.

(i) Schedule 2(o)(i) hereto lists each Acquired Contract.

(ii) In addition, the Disclosure Schedule lists the following contracts and other agreements to which Ringtone.com is a party:

(A) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(B) any agreement (or group of related agreements) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a material loss to Ringtone.com, or involve consideration in excess of $10,000;

(C) any agreement concerning a partnership or joint venture;

(D) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(E) any agreement concerning confidentiality or non-competition;

(F) any agreement involving any of Ringtone.com Members and their Affiliates (other than Ringtone.com);

(G) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

(H) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

(iii) Ringtone.com has delivered to New Motion a correct and complete copy of each Acquired Contract (as amended to date) listed on Schedule 2(o)(i) hereto. With respect to each Acquired Contract, to the Knowledge of the governors, managers, and officers of Ringtone.com: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms; and (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above). In addition, Ringtone.com represents that to the Knowledge of the governors, managers, and officers of Ringtone.com, no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement and no party has repudiated any provision of the agreement. The foregoing notwithstanding, the consent of one or more third parties may be required in connection with the transfer, assignment and conveyance of the Acquired Contracts to New Motion.

(p) Notes and Accounts Receivable. All notes and accounts receivable of Ringtone.com included within the Acquired Assets are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and can be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Ringtone.com. The Bank Account is the only bank account used by Ringtone.com in connection with the collection of moneys from customers.

(q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Ringtone.com.

(r) Litigation. The Disclosure Schedule sets forth each instance in which Ringtone.com (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any governor, manager or officer of Ringtone.com, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in the Disclosure Schedule could result in any Material Adverse Change.

(s) Suppliers. Since the date of the Most Recent Balance Sheet, no Ringtone.com supplier has indicated that it shall stop, or materially decrease the rate of, its buying of services from Ringtone.com.

(t) Disclosure. To the Knowledge of any governor, manager or officer of Ringtone.com, the representations and warranties contained in this Section 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2 not misleading.

(u) Investment. Ringtone.com understands and agrees that (i) the New Motion Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) it is acquiring the New Motion Note solely for its own account for investment purposes, and not with a view to the distribution thereof (except to Ringtone.com Members), (iii) it is a sophisticated investor with knowledge and experience in business and financial matters, (iv) it has received certain information concerning New Motion and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the New Motion Note, (v) it is able to bear the economic risk and lack of liquidity inherent in holding the New Motion Note, and (vi) it is an Accredited Investor.

(v) Investigations. To the Knowledge of any governor, manager or officer of Ringtone.com, there is no investigation, regulatory action or lawsuit pending or, to the knowledge of the governors, officers and management of Ringtone.com, threatened against Ringtone.com and Ringtone.com is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transaction contemplated hereunder or (b) otherwise prevent or materially delay performance by Ringtone.com of any of its obligations under this Agreement.

(w) Insurance. The Disclosure Schedule sets forth the following information with respect to Ringtone.com’s E&O insurance policy: the name, and telephone number of the agent; the name of the insurer and each covered insured; the policy number and period of coverage; the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and a description of any other loss-sharing arrangements.

With respect to such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above); (C) neither Ringtone.com nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. After the Closing Date, for a period of three (3) years, Ringtone.com shall maintain in full force and effect its current levels of E&O insurance as in existence on the Closing Date.

SECTION 3. NEW MOTION’ REPRESENTATIONS AND WARRANTIES. New Motion represents and warrants to Ringtone.com that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

(a) Organization of New Motion. New Motion is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) Authorization of Transaction. New Motion has full power and authority (including full corporate power and authority) to execute and deliver this Agreement together with the New Motion Note and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of New Motion has duly authorized the execution, delivery, and performance of this Agreement by New Motion. This Agreement and the New Motion Note constitute valid and legally binding obligations of New Motion, enforceable against New Motion in accordance with their terms and conditions. The execution, delivery and performance of this Agreement and the New Motion Note and all other agreements contemplated hereby have been duly authorized by New Motion.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which New Motion is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which New Motion is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets). New Motion does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

(d) Brokers’ Fees. New Motion has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Ringtone.com could become liable or obligated.

(e) The Note. The New Motion Note has been duly authorized, and upon issuance in accordance with the terms of this agreement, will be validly issued, binding, and will be issued in compliance with all applicable federal and state securities laws as presently in effect, and will not be subject to any preemptive rights, rights of first refusal or restrictions on transfer other than under this Agreement and under applicable federal and state securities laws. The shares of New Motion common stock issuable upon conversion of the New Motion Note have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the New Motion Note, will be duly and validly issued, fully paid and nonassessable, will be issued in compliance with all applicable federal and state securities laws as presently in effect, and will not be subject to any preemptive rights, rights of first refusal or restrictions on transfer other than under this Agreement and under applicable federal and state securities laws.

(f) Exchange Act Filings. New Motion has filed, or furnished, as applicable, all reports and other documents as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission since February 12, 2007 (the “New Motion SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the New Motion SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such New Motion SEC Documents, and none of the New Motion SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of New Motion included in the New Motion SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and, (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of New Motion and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the New Motion’s SEC Documents.

(g) Investigations. To the Knowledge of any director or officer of New Motion, there is no investigation, regulatory action or lawsuit pending or, to the knowledge of the directors, officers and management of New Motion, threatened against New Motion and New Motion is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transaction contemplated hereunder or (b) otherwise prevent or materially delay performance by New Motion of any of its obligations under this Agreement.

(h) Legal Compliance. To the Knowledge of any director or officer of New Motion, New Motion has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure to so comply.

(i) Inspection; No other Representations and Warranties. New Motion understands and agrees that it is purchasing the Acquired Assets in the condition on the Closing Date based upon New Motion’s own inspection, examination, and determination of all matters related thereto, and without reliance upon or inducement attributable to any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Ringtone.com, its governors, managers, officers, employees, agents, financial and legal advisors, or other representatives, except for the representations and warranties made by Ringtone.com which are expressly set forth in Section 2 of this Agreement. Neither Ringtone.com, its governors, managers, officers, employees, agents, financial and legal advisors, or other representatives or Affiliates will have or be subject to any liability of indemnification obligation to New Motion, or any other person resulting from the distribution to New Motion, or New Motion’s use of, any information, documents, projections, forecasts, or other material made available to New Motion by any such person or any presentations in expectation of the transaction contemplated by this Agreement made by any such person to New Motion, unless such information, document or other material is expressly included in a representation or warranty made by the Company in Section 2 of this Agreement.

SECTION 4. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the Closing conditions set forth in Section 5 below).

(b) Notices and Consents. Ringtone.com will give any notices to third parties, and Ringtone.com will use its commercially reasonable best efforts to obtain any third-party consents, referred to in Section 2(c) above. Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 2(c) and Section 3(c) above.

(c) Operation of Business. Ringtone.com will not take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Ringtone.com will not (i) declare, set aside, or pay any dividend or make any distribution with respect to the Ringtone.com Membership Interests or redeem, purchase, or otherwise acquire any of the Ringtone.com Membership Interests, except in the Ordinary Course of Business, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2(h) above.

(d) Preservation of Business. Ringtone.com will keep its business and properties substantially intact, including its present operations and relationships with lessors, licensors, suppliers, and customers, and will not decrease the coverage provided by its E&O insurance policy.

(e) Full Access. Prior to the Closing, Ringtone.com will permit representatives of New Motion (including legal counsel and accountants) to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Ringtone.com, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Ringtone.com.

(f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 2 and Section 3 above.

SECTION 5. CONDITIONS TO OBLIGATION TO CLOSE.

(a) Conditions to New Motion’ Obligation. New Motion’ obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Ringtone.com shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Ringtone.com shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) Ringtone.com shall have used its commercially reasonable best efforts to procure all of the third-party consents specified in Section 4(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of New Motion to own the Acquired Assets and to operate the former business of Ringtone.com (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) Ringtone.com shall have delivered to New Motion a certificate to the effect that each of the conditions specified above in Section 5(a)(i)-(iv) is satisfied in all respects;

(vi) Ringtone.com and New Motion shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 2(c) and Section 3(c) above;

(vii) Ringtone.com shall have delivered to New Motion a certificate of the secretary of Ringtone.com, dated the Closing Date, in form and substance reasonably satisfactory to New Motion, as to: (i) the resolutions of the Board of Governors authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of Ringtone.com executing this Agreement or any other agreement contemplated by this Agreement;

(viii) Ringtone.com shall have executed, acknowledged (if appropriate), and delivered to New Motion (A) assignments (including Intellectual Property transfer documents) in the forms attached hereto, and (B) such other instruments of sale, transfer, conveyance, and assignment as New Motion and its counsel may reasonably request, including those specified in Section 1(f);

(ix) all actions to be taken by Ringtone.com in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to New Motion.

New Motion may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Ringtone.com’s Obligation. Ringtone.com’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) New Motion shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case New Motion shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) New Motion shall have delivered to Ringtone.com a certificate to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

(v) Ringtone.com and New Motion shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 2(c) and Section 3(c) above;

(vi) New Motion shall have refunded to Ringtone.com all unused prepaid funds of Ringtone.com held by New Motion as of the date of this Agreement;

(vii) New Motion shall have delivered to Ringtone.com a certificate of the secretary of New Motion, dated the Closing Date, in form and substance reasonably satisfactory to Ringtone.com, as to: (i) the resolutions of the Board of Directors authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of New Motion executing this Agreement or any other agreement contemplated by this Agreement;

(viii) New Motion shall have executed, acknowledged (if appropriate), and delivered to Ringtone.com (A) assumptions in the form attached hereto and (B) such other instruments of assumption as Ringtone.com and its counsel may reasonably request including those specified in Section 1(f);

(ix) New Motion shall have delivered to Ringtone.com the consideration specified in Section 1(c) above; and

(x) all actions to be taken by New Motion in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Ringtone.com.

Ringtone.com may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

SECTION 6. TERMINATION.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) New Motion and Ringtone.com may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) New Motion may terminate this Agreement by giving written notice to Ringtone.com at any time prior to the Closing (A) in the event Ringtone.com has materially breached any representation, warranty, or covenant contained in this Agreement, New Motion has notified Ringtone.com as applicable, of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 15, 2008, by reason of the failure of any condition precedent under Section 5(a) hereof (unless the failure results primarily from New Motion itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Ringtone.com may terminate this Agreement by giving written notice to New Motion at any time prior to the Closing (A) in the event New Motion has materially breached any representation, warranty, or covenant contained in this Agreement, Ringtone.com has notified New Motion of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 15, 2008, by reason of the failure of any condition precedent under Section 5(b) hereof (unless the failure results primarily from Ringtone.com itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 6(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party for such termination (except for any Liability that accrues from a breach of this Agreement). Furthermore, New Motion hereby acknowledges and agrees that prior to the Closing and delivery of the New Motion Note and payment of the cash consideration specified in Section 1(c) to be paid at Closing, New Motion shall have no right to take any action in respect of, and Ringtone.com shall have no liability in respect of, any breach by Ringtone.com of any representations or warranties contained herein or any failure to comply with any of the covenants, conditions or agreements contained herein, except to terminate this Agreement pursuant to this Section 6, in which event, Ringtone.com shall have no obligation or liability to New Motion whatsoever.

SECTION 7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Without limiting the generality of the foregoing, if reasonably requested by New Motion, Ringtone.com and W3i will provide reasonable assistance to New Motion in preparing New Motion’s audited financial statements relating to the business represented by the Acquired Assets and Assumed Liabilities, including providing New Motion and its auditors access to and copies of such accounting books and records of Ringtone.com and W3i at reasonable times at such places as not to interrupt the business of Ringtone.com.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date hereof substantively related to this Agreement and involving a Party, the other Party will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c) Covenant Not to Compete. For a period of 3 years from and after the Closing Date, Ringtone.com and W3i will not engage directly or indirectly in the sale of ringtones on a subscription basis. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(c) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) Name Change. After the Closing Date: (a) Ringtone.com shall promptly change its name from “Ringtone.com, LLC.” to a name not including the words “Ringtone.com” or any part or colorable imitation thereof (the “Prohibited Names”); and (b) Ringtone.com and W3i shall not at any time after the Closing Date change their name to, or establish any business entity that has a name including, the Prohibited Names.

(e) New Motion Note. The New Motion Note will be imprinted with a legend substantially in the following form:

The payment of principal and interest on this Note is subject to certain recoupment provisions set forth in an Asset Purchase Agreement dated June 30, 2008 (the "Purchase Agreement") between the issuer of this Note and the holder to whom this Note originally was issued. This Note was originally issued on June 30, 2008, and has not been registered under the Securities Act of 1933, as amended, or any state securities act, and may not be sold or transferred in the absence of such registration or qualification or an exemption therefrom under the securities act or any such state securities laws that may be applicable. The sale or transfer of this Note is subject to certain restrictions set forth in the Purchase Agreement. The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

Each holder desiring to transfer the New Motion Note first must furnish New Motion with (i) a written opinion reasonably satisfactory to New Motion in form and substance from counsel reasonably satisfactory to New Motion by reason of experience to the effect that the holder may transfer the New Motion Note as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to New Motion in form and substance agreeing to be bound by the recoupment provisions and the restrictions on transfer contained herein.

(f) After the Closing Date, for a period of three (3) years, Ringtone.com shall maintain in full force and effect its current levels of E&O insurance as in existence on the Closing Date.

SECTION 8. INDEMNIFICATION.

(a) Survival of Representations and Warranties. Except as set forth in the immediately following sentence, all of the representations and warranties of New Motion and Ringtone.com contained in this Agreement shall survive the Closing and continue in full force and effect for a period of 1 year thereafter. The representations and warranties of Ringtone.com contained in Sections 2(a), (b), (j), and (k) of this Agreement shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) and the Representations and Warranties of New Motion contained in Sections 3(a), (e), and (h) of the Agreement shall survive the closing and continue in full force and effect until the expiration of any applicable statutes of limitation.

(b) Indemnification Provisions for New Motion' Benefit. Ringtone.com and W3i, jointly and severally, shall indemnify New Motion from and against the entirety of any Adverse Consequences New Motion may suffer (including any Adverse Consequences New Motion may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach (or in the event any third party alleges facts that, if true, would mean Ringtone.com has breached) of Ringtone.com’s representations, warranties, and covenants contained herein; provided that with respect to breaches of representations and warranties, New Motion makes a written claim for indemnification against Ringtone.com or W3i within the applicable survival period; and (ii) the operation of Ringtone.com’s business or the ownership, use or possession of the Acquired Assets prior to the Closing Date, including, without limitation, any action or claim brought by any third party or governmental entity against New Motion as a successor in interest to Ringtone.com that is based on facts that arose on or before the Closing Date or on acts or omissions occurring on or before the Closing Date (other than the Assumed Liabilities). Ringtone.com and W3i shall not have any obligation to indemnify New Motion from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Ringtone.com until New Motion has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold (at which point Ringtone.com and W3i will be obligated to indemnify New Motion from and against all such Adverse Consequences in excess of $50,000). The aggregate indemnification obligation under Section 8(b)(i) for any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Ringtone.com shall not exceed the $1,200,000.

(c) Indemnification Provisions for Ringtone.com’s Benefit. New Motion shall indemnify Ringtone.com from and against the entirety of any Adverse Consequences Ringtone.com may suffer (including any Adverse Consequences Ringtone.com may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach (or in the event any third party alleges facts that, if true, would mean New Motion has breached) of New Motion’s representations, warranties, and covenants contained herein; provided that with respect to breaches of representations and warranties, Ringtone.com makes a written claim for indemnification against New Motion within the applicable survival period; and (ii) the operation of New Motion’s business or the ownership, use or possession of the Acquired Assets after the Closing Date, including, without limitation, any action or claim brought by any third party or governmental entity against Ringtone.com as a predecessor in interest to New Motion that is based on facts that arose after the Closing Date or on acts or omissions occurring after the Closing Date (other than Liabilities which are excluded from the definition of Assumed Liabilities). New Motion shall not have any obligation to indemnify Ringtone.com from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of New Motion until Ringtone.com has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold (at which point New Motion will be obligated to indemnify Ringtone.com from and against all such Adverse Consequences in excess of $50,000). The aggregate indemnification obligation under Section 8(c)(i) for any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Ringtone.com shall not exceed the $1,200,000.

(d) Matters Involving Third Parties.

(i) If any third party notifies either Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will conduct the defense of the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, reasonably likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim in good faith.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), unless there is a complete release of the Indemnified Party specifically included in any settlement agreement. The Indemnified Party shall provide the Indemnifying Party and its counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof.

In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, or if the Indemnifying Party fails to defend or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute or withdraws from such defense, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(e) Determination of Adverse Consequences. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price for tax purposes and such agreed treatment shall govern for purposes of this Agreement.

(f) Recoupment Against New Motion Note. Any indemnification to which New Motion is entitled under this Agreement as a result of any Adverse Consequences it may suffer shall first be made by recouping the Adverse Consequences it may suffer by notifying Ringtone.com that New Motion is reducing first, the accrued interest outstanding on the New Motion Note, and second, if the indemnification to which New Motion is entitled exceeds such accrued interest then outstanding, the principal amount outstanding under the New Motion Note. Any reduction in the principal amount of the New Motion Note shall affect the timing and amount of payments required under the New Motion Note in the same manner as if New Motion had made a permitted prepayment (without premium or penalty) thereunder.

(g) Exclusive Remedy for Representations and Warranties. The foregoing indemnification provisions shall be the sole and exclusive remedy of a Party for all claims arising from this Agreement (other than a claim based on fraud, breach of the New Motion Note, or a breach or failure to perform any covenant or obligation hereunder) against the other Party pursuant to Sections 8(b)(i) or 8(c)(i), as applicable. To the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to a breach of any representation or warranty of a party, whether under any laws, at common law or otherwise. Except as provided in this Section 8, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations or warranties of any of the parties hereto set forth or contained in this Agreement.

SECTION 9. MISCELLANEOUS.

(a) Press Releases and Public Announcements. Ringtone.com and New Motion shall use commercially reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the prior review by such other Party.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement neither New Motion nor Ringtone.com or any of its Subsidiaries or Affiliated entities makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or directors, governors, managers, officers, employees, agents, financial and legal advisors, or other representatives with respect to the execution and delivery of this Agreement, or the Asset Sale.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, providing that confirmation of receipt has been obtained, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Ringtone.com:	Attn: General Counsel
Ringtone.com, LLC
1900 Medical Arts Ave. S.
Sartell, MN 56377
Fax: (320) 257-7639
Phone: (320) 247-3439

If to New Motion:	Attn: Chief Financial Officer
New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, CA 92606
Fax: (949)
Phone: (949) 777-3700

Copy to:	Stubbs, Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Attention: Scott Galer
Fax: (818) 444-6313
Phone: (818) 444-4513

If to W3i::	Attn: General Counsel
Ringtone.com, LLC
1900 Medical Arts Ave. S.
Sartell, MN 56377
Fax: (320) 257-7639
Phone: (320) 247-3439

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by New Motion, Ringtone.com, and W3i. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Ringtone.com when due, and Ringtone.com will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(m) Incorporation of Exhibits and Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Ringtone.com in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Ringtone.com or W3i, or their governors, managers , officers, employees, agents, financial and legal advisors, or other representatives. The section number headings in the Schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules where such disclosure would be appropriate and reasonably apparent.

(n) Specific Performance. Solely with respect to the Covenant Not to Compete contained in Section 7(c), each Party acknowledges and agrees that New Motion would be damaged irreparably in the event any provision of Section 7(c) is not performed in accordance with its specific terms or otherwise is breached, so that New Motion shall be entitled to injunctive relief to prevent breaches of the provisions of Section 7(c). In particular, the Parties acknowledge that the business of Ringtone.com is unique and recognize and affirm that in the event Ringtone.com or W3i breaches Section 7(c), money damages would be inadequate and New Motion would have no adequate remedy at law, so that New Motion shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights under Section 7(c) by an action for specific performance, injunctive, and/or other equitable relief.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(g) above. Nothing in this Section 9(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

SECTION 10. Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

SECTION 11. DEFINITIONS.

“Accounts Payable” means all trade payables and accrued liabilities of Ringtone.com as of June 1, 2008, which are set forth on Schedule 1(a) hereto. It excludes any Affiliate payables.

“Accounts Receivable” means the accounts receivable and prepaid expenses of Ringtone.com as of June 1, 2008, which are set forth on Schedule 1(b) hereto. It excludes any Affiliate receivables.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquired Assets” means all right, title, and interest in and to the following assets of Ringtone.com: its (a) Webpages, (b) tangible personal property, (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) Acquired Contracts, (e) accounts, notes, and other receivables, including Accounts Receivable, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) copies of necessary books, records, ledgers, files, documents, and correspondence, (h) customer lists, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (i) Short Code, and (j) Subscriber Database, provided, however, that the Acquired Assets shall not include (i) its certificate of formation, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books, blank membership interest certificates, and other documents relating to the organization, maintenance, and existence of Ringtone.com as a limited liability company, (ii) any of the rights of Ringtone.com under this Agreement (or under any side agreement between Ringtone.com on the one hand and New Motion on the other hand entered into on or after the date of this Agreement), (iii) Cash or (iv) any contract or agreement that is not an Acquired Contract.

“Acquired Contracts” means those contracts and agreements set forth on Schedule 2(o)(i) hereto.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses but specifically excluding consequential or diminution in value claims.”

“Affiliate” with respect to any Person, means any other Person that, directly or indirectly, is controlled by, controls or is under common control with that Person. “Control,” with respect to any Person, means the power, directly or indirectly, to direct the management and policies of that Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Assumed Liabilities” means (a) all Accounts Payable, (b) all obligations of Ringtone.com under the Acquired Contracts (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, and (c) all other Liabilities and obligations arising from New Motion’s use of the Acquired Assets after Closing, provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of Ringtone.com for Taxes, (ii) any Liability of Ringtone.com for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Ringtone.com is transferring the Acquired Assets), (iii) any Liability of Ringtone.com for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iv) any obligation of Ringtone.com to indemnify any Person (including any Ringtone.com Members) by reason of the fact that such Person was a governor, manager, officer, employee, or agent of Ringtone.com or was serving at the request of Ringtone.com as a partner, trustee, governor, director, manager, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, operating agreement, or otherwise), (v) any Liability of Ringtone.com for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vi) any Excluded Indebtedness and Obligations, (vii) any Liability in connection with Regulatory Actions arising from occurrences or events before the Closing Date, (viii) any Liability associated with Consumer Complaints arising from occurrences or events before the Closing Date, except for refunds issued in the Ordinary Course of Business, (ix) any Liability associated with the compensation, benefits or negligence of any governor, manager, officer, or other employee of Ringtone.com, (x) any Liability associated with Permitted Liens in existence as of the Closing, (xi) any Liability under any contract or agreement that is not an Acquired Contract, or (xii) any Liability or obligation of Ringtone.com under this Agreement (or under any side agreement between Ringtone.com on the one hand and New Motion on the other hand entered into on or after the date of this Agreement).

“Bank Account” means the following account of Ringtone.com:

Account Numbers ABA 3622025249 and
Routing Number: 121000248
Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA 94104

“Cash” means cash and cash equivalents (including the Bank Accounts, marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 1(d) above.

“Closing Date” has the meaning set forth in Section 1(d) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of Ringtone.com that is not already generally available to the public.

“Consumer Complaints” means a subscriber allegation of wrongdoing.

“Disclosure Schedule” has the meaning set forth in Section 2 above.

“Excluded Indebtedness and Obligations” means any indebtedness owed by Ringtone.com to its Affiliates.

“Financial Statements” has the meaning set forth in Section 2(g) above.

“New Motion” has the meaning set forth in the preface above.

“New Motion Note” has the meaning set forth in Section 1(c) above.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and invention disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names (including, but not limited to, ringtone.com) (i.e., any alphanumeric designation registered with or assigned by a domain name registrar, registry, or domain name registration authority as part of an electronic address on the Internet) and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works and derivative works thereof, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), and (g) all advertising and promotional materials and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge of a person after reasonable investigation.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business or assets of Ringtone.com, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Ringtone.com, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which New Motion has actual knowledge as of the date hereof and (c) any adverse change in or effect on the business of Ringtone.com that is cured by Ringtone.com before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 6 hereof.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 2(g) above.

“Most Recent Fiscal Month End” has the meaning set forth in Section 2(g) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 2(g) above.

“Ringtone.com” has the meaning set forth in the preface above.

“Ringtone.com Membership Interests” means the relative interests of the Ringtone.com Members in Ringtone.com, as set forth in the Disclosure Schedules hereto.

“Ringtone.com Members” means any person who or that holds any Ringtone.com Membership Interests.

“Net Working Capital” means the excess of Ringtone.com’s Accounts Receivable over Ringtone.com’s Accounts Payable.

“Ordinary Course of Business” means Ringtone.com’s ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges, assessments or levies that are not delinquent, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that do not materially detract from the value of the property encumbered thereby, (iii) other Liens the existence of which do not materially impair the operations of Ringtone.com in the ordinary course or the value of its assets taken as a whole, (iv) minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions and (v) any inchoate Liens for Taxes.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 1(c) above.

“Regulatory Actions” means an allegation of wrongdoing, including requests for information, investigations and formal complaints.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Code” means the short code number 36726 only.

“Subscriber Database” means the listing of all active Ringtone.com subscribers that could be billed on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of governors, directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“True-up Payments” shall have the meaning set forth in Section 1(d) above.

“Webpages” means all pages active on the domain Ringtone.com any sub-domains and any other pages used by Ringtone.com to acquire subscribers. Notwithstanding the foregoing it excludes any pages used by third parties to acquire subscribers for Ringtone.com.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

NEW MOTION, INC.,
a Delaware corporation

By:	/s/ Burton Katz
Burton Katz, Chief Executive Officer

RINGTONE.COM, LLC,
a Minnesota limited liability company

By:	/s/ Andrew Johnson
Andrew Johnson, Chief Manager/President

Acknowledged and Agreed to solely with respect to Sections 7(a), 7(c), 7(d), 8, 9(g) and 9(i):

W3i
a	Minnesota limited liability company

By:	/s/ Andrew Johnson
Andrew Johnson, Chief Manager/President